Exhibit 10.2
EXECUTION COPY
AMENDMENT NO. 7
TO
RECEIVABLES PURCHASE AGREEMENT
          THIS AMENDMENT NO. 7 TO RECEIVABLES PURCHASE AGREEMENT dated as of September 7, 2006 (this “Amendment”) is entered into among INSIGHT RECEIVABLES, LLC (the “Seller”), INSIGHT ENTERPRISES, INC. (“Insight” and the “Servicer”), JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, NA (Main Office Chicago)), as a Financial Institution and as Agent (in its capacity as Agent, the “Agent”), and JUPITER SECURITIZATION COMPANY LLC (formerly Jupiter Securitization Corporation) (“Jupiter”). Capitalized terms used herein but not defined herein shall have the meanings provided in the Receivables Purchase Agreement defined below.
W I T N E S S E T H
          WHEREAS, the parties hereto are parties to that certain Receivables Purchase Agreement dated as of December 31, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”);
          WHEREAS, the parties hereto have agreed to amend the Receivables Purchase Agreement on the terms and conditions hereafter set forth;
          NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
          SECTION 1. Amendment. Subject to the fulfillment of the conditions precedent set forth in Section 2 below, the Receivables Purchase Agreement is hereby amended as follows:
          1.1 Section 5.1(o) of the Receivables Purchase Agreement is hereby amended by deleting the reference therein to “the Pledge Agreement” and substituting “the Credit Agreement” therefor.
          1.2 Section 5.1(u) of the Receivables Purchase Agreement is hereby amended by deleting each reference therein to “Monthly Report” and substituting “Report” therefor.
          1.3 Clause (a)(i) of Section 6.2 of the Receivables Purchase Agreement is hereby amended by deleting the reference therein to “Monthly Reports” and substituting “Reports” therefor.
          1.4 Clause (a)(ii) of Section 6.2 of the Receivables Purchase Agreement is hereby amended by inserting the phrase “or Weekly Report” immediately after the reference therein to “Monthly Report”.
          1.5 Section 7.1(a)(i) of the Receivables Purchase Agreement is amended and restated in its entirety as follows:

     (i) Annual Reporting. Within 90 days after the end of each of its respective fiscal years, audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows for Insight and its consolidated subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Insight and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, that the Seller Parties shall be deemed to have delivered the foregoing to the Agent if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Agent without charge, or has been made available on Insight’s website www.insight.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Agent on one of such web pages; provided, further, that Insight will promptly notify the Agent of each posting to such sites upon the occurrence thereof. In order to provide such notices promptly, Insight agrees that it shall register the Agent in the appropriate Insight databases necessary to cause such notices to be sent automatically (including, without limitation, by e-mail to e-mail addresses agreed upon by the Agent) on the applicable filing dates.
          1.6 Section 7.1(a)(ii) of the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     (ii) Within 45 days after the end of each of the first three fiscal quarters of its respective fiscal years, unaudited consolidated balance sheets of Insight and related unaudited consolidated statements of operations, stockholders’ equity, and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, together with internally prepared balance sheets, statements of income and retained earnings and statements of cash flows for Seller, all certified by the chief executive officer, president, chief financial officer, treasurer or senior vice president of finance of Insight or Seller, as applicable, as presenting fairly in all material respects the financial condition and results of operations of Insight and its consolidated Subsidiaries on a consolidated basis or the Seller, as applicable, in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, that the foregoing shall be deemed to have been delivered to the Agent if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Agent without charge, or has been made available on Insight’s website www.insight.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Agent on one of such web pages; provided, further, that Insight will promptly notify the Agent of each posting to such sites upon the occurrence thereof. In order to provide such notices promptly, Insight agrees that it shall register the Agent in the appropriate Insight databases necessary to cause such notices to be sent automatically (including, without limitation, by e-mail to e-mail addresses agreed upon by the Agent) on the applicable filing dates.
     1.7 Section 7.1(a)(viii) of the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:
(viii) [Reserved].
     1.8 Section 8.5 of the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:
     Section 8.5 Reports. The Servicer shall prepare and forward to the Agent (i) on Wednesday of each week (or if such day is not a Business Day, the immediately succeeding Business Day) during a Weekly Reporting Period and, following the occurrence and during the continuance of an Amortization Event or a Potential Amortization Event (but not before), at such times as the Agent shall request, a Weekly Report, (ii) on the twelfth (12th) day of each month (or if such day is not a Business Day, the immediately succeeding Business Day) and, following the occurrence and during the continuance of an Amortization Event or a Potential Amortization Event (but not before), at such times as the Agent shall request, a Monthly Report, and (iii) at such times as the Agent shall request, a listing by Obligor of all Receivables together with an aging of such Receivables.
     1.9 Section 9.1(g)(ii) of the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:
     (ii) the weighted average of the Delinquency Ratios for the three most recently ended Fiscal Months shall exceed 10.5%;
     1.10 Section 9.1(l) of the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:
     (l) The Total Leverage Ratio, determined as of the end of each Fiscal Quarter of Insight, shall exceed 2.50 to 1.00.
     1.11 Section 9.1(m) of the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:

     (m) The Fixed Charge Ratio, determined as of the end of each Fiscal Quarter of Insight, shall be less than 1.25 to 1.00.
          1.12 Section 10.4 of the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:
     Section 10.4 [Reserved.]
          1.13 The definition of “Capital Expenditures” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     “Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Insight and its Subsidiaries prepared in accordance with GAAP, excluding (i) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss and (ii) leasehold improvement expenditures for which Insight or a Subsidiary is reimbursed promptly by the lessor.
          1.14 The definition of “Capitalized Lease” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     “Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
          1.15 The definition of “Capitalized Lease Obligations” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
          1.16 The definition of “Concentration Limit” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     “Concentration Limit” means, at any time, for any Obligor, an amount equal to the greater of (i) the Outstanding Balance of all Eligible Receivables at such time multiplied by 3.33% and (ii) such other amount (a “Special Concentration Limit”), if any, for such Obligor designated by the Agent as indicated on Exhibit XI hereto; provided, that in the case of an Obligor and any Affiliate of such Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliate are one Obligor; and provided, further, that Jupiter or the Required Financial Institutions may, upon not less than three Business Days’ notice to Seller, cancel any Special Concentration Limit.
          1.17 The definition of “Consolidated EBITDA” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:

     “Consolidated EBITDA” means the sum of (a) Consolidated Net Income plus (b) to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) any extraordinary non-cash or nonrecurring non-cash charges or losses incurred other than in the ordinary course of business, (vi) any non-cash charges arising from compensation expense as a result of the adoption of Financial Accounting Standards Board Statement 123 (Revised 2004), “Share-Based Payment”, which requires certain stock-based compensation to be recorded as expense within Insight’s consolidated statement of operations and (vii) costs, expenses and fees incurred in connection with the Transactions (as defined in the Credit Agreement) consummated on the Effective Date, minus (c)(i) to the extent included in Consolidated Net Income, any extraordinary non-cash or nonrecurring non-cash gains realized other than in the ordinary course of business and (ii) the amount of any subsequent cash payments in respect of any non-cash charges described in the preceding clause (b)(vi), all calculated for Insight and its Subsidiaries on a consolidated basis.
          1.18 The definition of “Consolidated Funded Indebtedness” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     “Consolidated Funded Indebtedness” means, at any time, the sum (without duplication) of (i) the aggregate principal amount of Consolidated Indebtedness owing by Insight and its Subsidiaries or for which such Persons are liable which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time, plus (ii) the aggregate stated or face amount of all letters of credit at such time for which any of Insight and its Subsidiaries is the account party or is otherwise liable (unless cash collateralized with cash and/or cash equivalents in a manner permitted hereunder) plus (iii) the aggregate amount of Capitalized Lease Obligations owing by Insight and its Subsidiaries or for which such Persons are otherwise liable plus (iv) the aggregate of all amounts owing by Insight and its Subsidiaries or for which such Persons are otherwise liable with respect to judgments or settlements arising in connection with trials, arbitrations, mediations, litigation or other forums for dispute resolution.
          1.19 The definition of “Credit Agreement” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     “Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of September 7, 2006, among Insight, as borrower, the “European Borrowers” party thereto, the “Lenders” from time to time party thereto, J.P. Morgan Europe Limited, as European Agent, and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.
          1.20 The definition of “Default” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:

     “Default” has the meaning set forth in the Credit Agreement.
          1.21 The definition of “Dilution Horizon Ratio” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     “Dilution Horizon Ratio” means, on any date, a percentage equal to (i) the aggregate Outstanding Balance (in each case, at the time of creation) of all Receivables created during the two (2) most recently ended Fiscal Months, divided by (ii) the Net Eligible Receivables Balance as at the last day of the most recently ended Fiscal Month.
          1.22 The definition of “Dilution Reserve Floor” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     “Dilution Reserve Floor” means 11%.
          1.23 The definition of “Dynamic Dilution Reserve Ratio” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     “Dynamic Dilution Reserve Ratio” means, on any date, the amount determined pursuant to the following formula:
{(2.00 x ED) + ((DS – ED) x (DS/ED))} x DHR
where:

ED	=	on such date, the average of the Dilution Ratios for the twelve (12) Fiscal Months then most recently ended.

DS	=	on such date, the highest Dilution Ratio for any Fiscal Month during the twelve (12) Fiscal Months then most recently ended.

DHR	=	the Dilution Horizon Ratio on such date.
          1.24 Clauses (i), (iii), (vi) and (viii) of the definition of “Eligible Receivable” set forth in Exhibit I to the Receivables Purchase Agreement are amended and restated in their entirety, respectively, as follows:
     (i) the Obligor of which (a) is (1) a resident of the United States or Canada, (2) a corporation or other business organization organized under the laws of the United States or Canada or any political subdivision thereof and has its chief executive office in the United States or Canada, or (3) is a government of any state (or any governmental subdivision or agency thereof) of the United States other than an Ineligible State; (b) is not an Affiliate of any of the parties hereto; and (c) is not a Designated Obligor;

     (iii) which is not a Charged-Off Receivable, a Delinquent Receivable or a Canadian Receivable; provided, that, Canadian Receivables with Outstanding Balances which, in the aggregate, constitute no more than 1% of the aggregate Outstanding Balance of all Receivables, may be Eligible Receivables;
     (vi) which is an “account” or “chattel paper” within the meaning of Section 9-105 and Section 9-106, respectively, of the UCC of all applicable jurisdictions and in respect of which the perfection of a security interest therein is governed by Article 9 of the UCC of all applicable jurisdictions;
     (viii) which arises under a Contract in writing, which (a) together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense and (b) is governed by the laws of any state of the United States;
          1.25 The definition of “Fee Letter” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     “Fee Letter” means that certain Amended and Restated Fee Letter, dated as of September 7, 2006, among Seller, the Agent and Jupiter, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.
          1.26 The definition of “Indebtedness” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capitalized Lease Obligations of such Person, (h) Off-Balance Sheet Liabilities of such Person, (i) all Attributable Debt of such Person under Sale and Leaseback Transactions, (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (unless cash collateralized with cash and/or cash equivalents in a manner permitted hereunder), (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (l) with respect to any Subsidiary of Insight, any Disqualified Equity Interests of such Person and (m) all Net Mark-to-Market Exposure of such Person under all Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          1.27 The definition of “Lien” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
          1.28 The definition of “Liquidity Termination Date” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     “Liquidity Termination Date” means September 7, 2009.
          1.29 The definition of “Loss Horizon Ratio” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     “Loss Horizon Ratio” means, as of any date, a ratio equal to (i) the aggregate Outstanding Balance (in each case, at the time of creation) of all Receivables created during the three (3) most recently ended Fiscal Months divided by (ii) the Net Eligible Receivables Balance as at the last day of the most recently ended Fiscal Month.
          1.30 The definition of “Loss Percentage Floor” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     “Loss Percentage Floor” means 10.0%.
          1.31 The definition of “Loss Reserve Percentage” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     “Loss Reserve Percentage” means, as of any date, the greater of (i) the Loss Percentage Floor and (ii) the percentage obtained by multiplying (a) 2.00 times (b) the Loss Ratio (as determined as of the last day of the Fiscal Month then most recently ended) times (c) the Loss Horizon Ratio (as determined as of the last day of the Fiscal Month then most recently ended).
          1.32 The definition of “Monthly Report” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     “Monthly Report” means a report, in substantially the form of Exhibit X hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to clause (ii) of Section 8.5.

          1.33 The definition of “Operating Lease” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     “Operating Lease” of a Person means any lease of an asset (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.
          1.34 The definition of “Permitted Acquisition” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     “Permitted Acquisition” means (a) subject to the satisfaction of the terms and conditions in Section 4.01 of the Credit Agreement, the Spectrum Acquisition, and (b) any other acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by Insight or any Subsidiary of all or substantially all the assets of, or more than fifty percent (50%) of the Equity Interests in, a Person or division or line of business of a Person if, at the time of and immediately after giving effect thereto, (i) no Default has occurred and is continuing or would arise after giving effect thereto, (ii) such Person or division or line of business is engaged in a type of business that complies with the requirements of the last sentence of Section 6.03 of the Credit Agreement, (iii) the Total Leverage Ratio of Insight shall not exceed 2.00 to 1.00 and the Fixed Charge Coverage Ratio shall not be less than 1.25 to 1.00, in each case determined on a pro forma basis reasonably acceptable to the Administrative Agent after giving effect to such acquisition, recomputed as of the last day of the most recently ended Fiscal Quarter of Insight for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and (iv) Insight shall have delivered a Compliance Certificate (as defined in the Credit Agreement) not less than fifteen (15) days (or such shorter period as the Administrative Agent shall agree) prior to the consummation of such acquisition demonstrating compliance with the foregoing clause (iii) and setting forth the Material Subsidiaries (as defined in the Credit Agreement) after giving effect to such acquisition.
          1.35 The definition of “Purchase Limit” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     “Purchase Limit” means $225,000,000.
          1.36 Clause (iii) of the definition of “Purchase Price” set forth in Exhibit I to the Receivables Purchase Agreement is amended by deleting the reference therein to “Monthly Report” and substituting “Report” therefor.

          1.37 The definition of “Servicer Reserve” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     “Servicer Reserve” means, on any date, an amount equal to 0.75% multiplied by the Net Eligible Receivables Balance as of the close of business of the Servicer on such date.
          1.38 The definition of “Subsidiary” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     “Subsidiary” means any subsidiary of Insight (after giving effect to the Spectrum Acquisition); provided, that Persons that would be required in accordance with GAAP to be consolidated with Insight, but which are not otherwise controlled by Insight shall be “Subsidiaries” hereunder solely for the purpose of making calculations under Section 9.1(l) and (m) hereof, but shall not be “Subsidiaries” hereunder for purposes of any representation, warranty or other covenant hereunder.
          1.39 The definition of “Yield Reserve” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     “Yield Reserve” means, on any date, an amount equal to 0.75% multiplied by the Net Eligible Receivables Balance as of the close of business of the Servicer on such date.
          1.40 The last paragraph of Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
     All terms used in Article 9 of the UCC in the State of Illinois, and not specifically defined herein, are used herein as defined in such Article 9. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Insight notifies the Agent that Insight and the Seller request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies Insight and the Seller that the Required Financial Institutions request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          1.41 Exhibit I to the Receivables Purchase Agreement is amended to insert the following definitions in alphabetical order therein:

     “Acquired Entity” means the assets or Person acquired in connection with a Permitted Acquisition or other investment permitted under Section 6.04 of the Credit Agreement.
     “Acquired Entity EBITDA” means, with respect to any Acquired Entity subject to a Permitted Acquisition, for any period, the net income (or loss) of such Person and its Subsidiaries calculated on a consolidated basis for such period plus, to the extent deducted from revenues in determining the net income (or loss) of such Person and its Subsidiaries as described above, (i) for any period, the interest expense of such Person and its Subsidiaries calculated on a consolidated basis for such period, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization and (v) any extraordinary non-cash or nonrecurring non-cash charges or losses incurred other than in the ordinary course of business minus to the extent added to revenues in determining the net income (or loss) of such Person and its Subsidiaries as described above, any extraordinary non-cash or nonrecurring non-cash gains realized other than in the ordinary course of business. Such amounts shall be derived by Insight from financial statements of the Acquired Entity delivered to the Agent and the Administrative Agent prior to the consummation of such Permitted Acquisition (which financial statements shall be audited through the end of the most recently ended fiscal year and, for each subsequent fiscal quarter, shall be prepared by the Acquired Entity on a basis consistent with such audited financial statements) and shall be subject to the consent of the Administrative Agent acting in good faith; provided, that when calculating Acquired Entity EBITDA with respect to the Spectrum Acquisition through the period ending September 30, 2007, Insight may use amounts related to historical Spectrum EBITDA as set forth in pro-forma consolidated financial statements or other pro-forma consolidated financial information appearing in Form 8-K filings or footnotes set forth in Form 10-Q filings made from time to time through such period by Insight with the Securities and Exchange Commission.
     “Adjusted Consolidated EBITDA” means, as of any date of determination and without duplication: (i) Consolidated EBITDA for Insight and its consolidated Subsidiaries for the four fiscal quarter period then most recently ended, plus (ii) Acquired Entity EBITDA for such period for each Permitted Acquisition consummated on or after the Effective Date. Effective upon the consummation of a Permitted Acquisition (including the Spectrum Acquisition), Adjusted Consolidated EBITDA shall be adjusted to include Acquired Entity EBITDA for the applicable Acquired Entity.
     “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination, (a) if such Sale and Leaseback Transaction is a Capitalized Lease Obligation, the amount of Indebtedness represented thereby according to the definition of “Capitalized Lease Obligations,” and (b) in all other instances, the present value (discounted at the interest rate implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such

Sale and Leaseback Transaction (including any period for which such lease has been extended).
     “Attributable Receivables Indebtedness” at any time means the principal amount of Indebtedness which (a) if a Receivables Purchase Facility is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (b) if a Receivables Purchase Facility is structured as a purchase agreement, would be outstanding at such time under the Receivables Purchase Facility if the same were structured as a secured lending agreement rather than a purchase agreement.
     “Canadian Receivable” means a Receivable the Obligor of which is a resident of Canada.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Disqualified Equity Interests” means Equity Interests that (a) require the payment of any cash dividends prior to the date that is 91 days after the Maturity Date (as defined in the Credit Agreement), (b) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests) or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Equity Interests), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 91 days after the Maturity Date (other than (i) upon termination of the Commitments (as defined in the Credit Agreement) and payment in full of the Obligations (as defined in the Credit Agreement) then due and owing or (ii) upon a “change in control”, provided, that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests prior to the date that is 91 days after the Maturity Date.
     “Effective Date” has the meaning set forth in the Credit Agreement.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “Fixed Charge Coverage Ratio” means, as of the end of any fiscal quarter of Insight, the ratio of (a)(i) Consolidated EBITDA during the four fiscal quarter period then ended minus (ii) Consolidated Capital Expenditures during such period minus (iii) cash dividends or distributions paid by Insight on its Equity Interests during such period plus (iv) Consolidated Rentals during such period to (b)(i) Consolidated Interest Expense during such period plus (ii) Consolidated Rentals during such period plus (iii) expenses for taxes paid or taxes accrued during such period (calculated for Insight and its Subsidiaries on a consolidated basis) plus (iv) the scheduled amortization of the principal portion of Indebtedness during such period (other than amounts owing in connection with Receivables Purchase Facilities permitted under the Credit Agreement), including, without limitation, Capitalized Lease Obligations (calculated for Insight and its Subsidiaries on a consolidated basis).
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
     “Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.
     “Ineligible State” means, unless otherwise consented to in writing by the Agent, with respect to any Receivable, (i) Delaware, (ii) the District of Columbia, (iii) Hawaii, (iv) Kansas, (v) Maine, (vi) Maryland, (vii) Minnesota, (viii) New York, (ix) North Carolina and (x) any state in respect of which (a) there are restrictions on the assignment of a Receivable owing by such state (or on the assignment of any Related Security with respect to such Receivable) or any governmental subdivision or agency of such state pursuant to statute, judicial precedent, the related Contract or otherwise, or (b) there are any actions required to be taken or conditions required to be satisfied, whether pursuant to statute, judicial precedent, the related Contract or otherwise, before such Receivable (or any Related Security with respect to such Receivable) may be assigned that have not yet been taken or satisfied.

     “Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreements. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date).
     “Off-Balance Sheet Liability” of a Person means, without duplication, (a) any Attributable Receivables Indebtedness of such Person, (b) any Attributable Debt of such Person under Sale and Lease Back Transactions and (c) the principal component of (i) any repurchase obligation or liability of such Person with respect to Receivables (as defined in the Credit Agreement) or notes receivable sold by such Person, (ii) any liability under any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person or (iii) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person, but excluding from this clause (iii) all Operating Leases.
     “Qualified Equity Interests” means any Equity Interests that do not constitute Disqualified Equity Interests.
     “Report” means each Monthly Report and each Weekly Report.
     “Sale and Leaseback Transaction” means any sale or other transfer of any asset by a Person with the intent to lease such asset as lessee.
     “Spectrum” means Software Spectrum, Inc., a Delaware corporation.
     “Spectrum Acquisition” means the acquisition by Insight of all of the issued and outstanding Equity Interests of Spectrum on the terms and conditions set forth in the Spectrum Acquisition Agreement.
     “Spectrum Acquisition Agreement” means that certain Stock Purchase Agreement, dated as of July 20, 2006, among Insight, Level 3 Communications, Inc. and Technology Spectrum, Inc., as amended, restated, supplemented or otherwise modified from time to time.
     “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Insight or the Subsidiaries shall be a Swap Agreement.
     “Total Leverage Ratio” means, as of the end of any Fiscal Quarter of Insight, the ratio of Consolidated Funded Indebtedness at such time to Adjusted Consolidated EBITDA for the four Fiscal Quarter period then most recently ended.
     “Weekly Report” means a report, in substantially the form of Exhibit IX hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to clause (i) of Section 8.5.
     “Weekly Reporting Period” means any period beginning as of the last day of any Fiscal Quarter in respect of which the Total Leverage Ratio as of the end of such Fiscal Quarter was equal to or greater than 2.25 to 1.00 and ending as of the last day of the next Fiscal Quarter in respect of which the Total Leverage Ratio as of the end of such Fiscal Quarter is less than 2.25 to 1.0.
          1.42 Exhibit I to the Receivables Purchase Agreement is amended to delete the definitions of “Acquisition”, “Acquisition Purchase Price”, “Agreement Accounting Principles”, “Borrowing Base Certificate”, “Closing Date”, “Consolidated Tangible Net Worth”, “Credit Agreement Facility Termination Date”, “Credit Extension”, “Guaranty”, “Government Receivable”, “Lenders”, “Leverage Ratio”, “Pledge Agreement” and “Required Lenders” therefrom in their entirety.
          1.43 Exhibit IX to the Receivables Purchase Agreement is amended and restated in its entirety in the form of Exhibit IX hereto.
          1.44 Exhibit XI to the Receivables Purchase Agreement is amended and restated in its entirety in the form of Exhibit XI hereto.

          1.45 Schedule A to the Receivables Purchase Agreement is amended and restated in its entirety in the form of Schedule A hereto.
          SECTION 2. Conditions Precedent. This Amendment shall become effective as of the close of business on the date first above written, subject to the satisfaction of the conditions precedent that (i) Jupiter and the Agent shall have received payment of all fees due and payable to them as of the date hereof under the Fee Letter defined below and (ii) the Agent shall have received each of the following:
     (a) counterparts of this Amendment, executed by each of the parties hereto;
     (b) a Reaffirmation of Performance Undertaking in the form attached hereto (the “Reaffirmation”), executed by Insight;
     (c) counterparts of that certain Amended and Restated Fee Letter, dated as of the date hereof (the “Fee Letter”), among the Seller, Jupiter and the Agent;
     (d) Certificate of the Secretary of the Seller certifying (A) a copy of the Articles of Organization of the Seller (attached thereto), (B) a copy of the Limited Liability Company Agreement of the Seller (attached thereto), (C) a copy of the resolutions of the Board of Directors of the Seller (attached thereto) authorizing the execution and delivery of this Amendment and the Fee Letter and the performance of this Amendment, the Receivables Purchase Agreement, as amended by this Amendment and the Fee Letter, and (D) the names and signatures of the officers authorized on its behalf to execute this Amendment and the Fee Letter;
     (e) Good Standing Certificate for the Seller, issued by the Secretary of State of Illinois.
     (f) Certificate of the Secretary of Insight certifying (A) a copy of the Bylaws of Insight (attached thereto), (B) a copy of the Limited Liability Company Agreement of Insight (attached thereto), (C) a copy of the resolutions of the Board of Directors of Insight (attached thereto) authorizing the execution and delivery of this Amendment and the Reaffirmation and the performance of this Amendment, the Receivables Purchase Agreement, as amended by this Amendment and the Performance Undertaking, and (D) the names and signatures of the officers authorized on its behalf to execute this Amendment and the Reaffirmation;
     (g) Good Standing Certificate for Insight issued by the Secretary of State of Delaware; and
     (h) such other documents as the Agent may reasonably request.
          SECTION 3. Representations and Warranties. Each of the Seller and the Servicer hereby represents and warrants that (i) this Amendment constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing; and (ii) before and after giving effect to this Amendment, the representations and warranties of each such party, respectively, set forth in Article 5 of the Receivables Purchase Agreement are true and correct in all material respects with the same effect as if made on the date hereof, except to the extent such representations and warranties expressly relate to an earlier date. The Seller further represents and warrants that before and after giving effect to this Amendment, no event has occurred and is continuing that constitutes an Amortization Event or a Potential Amortization Event.
          SECTION 4. Reference to and Effect on the Receivables Purchase Agreement.
          4.1 Upon the effectiveness of this Amendment, (i) each reference in the Receivables Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Receivables Purchase Agreement, as amended hereby, and (ii) each reference to the Receivables Purchase Agreement in any other Transaction Document or any other document, instrument or agreement executed and/or delivered in connection therewith, shall mean and be a reference to the Receivables Purchase Agreement as amended hereby.
          4.2 Except as specifically amended above, the terms and conditions of the Receivables Purchase Agreement, of all other Transaction Documents and any other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect and are hereby ratified and confirmed.
          4.3 The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or Jupiter under the Receivables Purchase Agreement or any other Transaction Document or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, in each case except as specifically set forth herein.
          SECTION 5. Costs and Expenses. The Seller agrees to pay on demand all reasonable costs and expenses of the Agent, Jupiter and the Financial Institutions in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent, Jupiter and the Financial Institutions with respect thereto and with respect to advising the Agent, Jupiter and the Financial Institutions as to their respective rights and responsibilities hereunder and thereunder.
          SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.
          SECTION 7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, BUT NOT LIMITED TO, 735 ILCS SECTION 105/5-1 ET SEQ., BUT

OTHERWISE WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS) OF THE STATE OF ILLINOIS.
          SECTION 8. Section Titles. The section titles contained in this Amendment are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
[Signature pages follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

INSIGHT RECEIVABLES, LLC
By:	/s/ Stanley Laybourne
	Name:	Stanley Laybourne
	Title:	Director

INSIGHT ENTERPRISES, INC.
By:	/s/ Stanley Laybourne
	Name:	Stanley Laybourne
	Title:	Chief Financial Officer

JUPITER SECURITIZATION COMPANY LLC (formerly Jupiter Securitization Corporation)
By:	JPMorgan Chase Bank, N.A., its attorney-in-fact

By:	/s/ Adam J. Klimek
	Name:	Adam J. Klimek
	Title:	Vice President

JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, NA (Main Office Chicago)), as a Financial Institution and as Agent
By:	/s/ Adam J. Klimek
	Name:	Adam J. Klimek
	Title:	Vice President

Signature Page to
Reaffirmation of Performance Undertaking